SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                            Commission File Numbers:
                                    000-32183



                             Pure Technologies Ltd.
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             (Exact name of registrant as specified in its charter)

    1050 340-12th Avenue, SW, Calgary, Alberta, Canada T2R 1LS (403) 266-6794
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         (Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                      Common Shares, no par value per share
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               (Title of each of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [ ]                      Rule 12h-3(b)(1)(ii)    [ ]
    Rule12g-4(a)(1)(ii)    [ ]                       Rule12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(i)    [X]                      Rule 12h-3(b)(2)(ii)    [ ]
    Rule 12g-4(a)(2)(ii)   [ ]                                Rule 15d-6    [ ]
    Rule 12h-3(b)(1)(i)    [ ]

 Approximate number of holders of record as of the certification or notice date:

                                    Six (6)
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                      Common Shares, no par value per share


         Pursuant to the requirements of the Securities Exchange Act of 1934, Pure Technologies Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 Pure Technologies Ltd.

DATE:     March 29, 2001                    BY:  /s/ Peter O. Paulson
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                                                        President